EXHIBIT 10.25

STARBUCKS CORPORATION
GLOBAL KEY EMPLOYEE RESTRICTED STOCK UNIT GRANT AGREEMENT
2005 LONG-TERM EQUITY INCENTIVE PLAN
(PERFORMANCE-BASED)

STARBUCKS CORPORATION (the “Company”) does hereby grant to the individual named below (the “Participant”) an award (the “Award”) of performance restricted stock units (the “Performance RSUs”) in a target amount as set forth below (“Target RSUs”), effective on the Date of Grant set forth below. The Performance RSUs granted under this Global Key Employee Restricted Stock Unit Grant Agreement, including any special terms and conditions applicable to the Participant’s country contained in Appendix A attached hereto (together with the Global Key Employee Restricted Stock Unit Grant Agreement, this “Agreement”) shall, subject to the attainment of certain performance goals set forth below (the “Performance Goals”), relating to the Performance Criteria specified in the 2005 Long-Term Equity Incentive Plan, vest and become payable in shares of Common Stock (the “Shares”), subject to earlier expiration or termination of the Performance RSUs as provided in this Agreement. The Performance RSUs and the terms of this Agreement, including the Appendices, shall be subject to the terms and conditions of the 2005 Long-Term Equity Incentive Plan (the “Plan”). Capitalized terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.

Partner Name:
Target Restricted Stock Units:
Date of Grant:
Performance Period:

1.
Vesting Schedule. The number of Performance RSUs granted under the Award that actually vest and that will be settled shall be determined pursuant to a two-step process: (i) first the maximum number of Performance RSUs that are eligible to vest shall be determined as provided under Section 1.1 hereof on the basis of the level at which the Performance Goals specified on attached Schedule I are actually attained and (ii) then the maximum number of Performance RSUs calculated under clause (i) that will actually vest shall be determined on the basis of the Participant’s completion of the requirements set forth in Section 1.2 hereof.

1.1
Performance Goal Requirements.  The attached Schedule I specifies the Performance Goals required to be attained during the Performance Period in order for the Performance RSUs to become eligible to vest. As soon as reasonably practicable following the end of the Performance Period, the Committee shall determine in its sole discretion the attainment level of the Performance Goals. On the basis of the determined level of attainment of the Performance Goals, the Target RSUs will be multiplied by the applicable percentage determined in accordance with the performance matrix set forth in Schedule I. The number of Performance RSUs resulting from such determination shall constitute the maximum number of Performance RSUs in which the Participant may vest under this Award (the “Earned Performance RSUs”).

1.2
Active Status Vesting. Subject to the terms and conditions of this Award, a number of Earned Performance RSUs will vest as detailed in the attached Schedule I of this Agreement, subject to the Participant’s continued Active Status through the date the Performance RSUs are paid pursuant to Section 3.

2.
Dividend Equivalents. On each date that a cash dividend is paid to holders of Shares during the Performance Period, an amount (the “Dividend Equivalent Amount”) equal to the cash dividend that is paid on each Share, multiplied by the number of Shares subject to the Target RSUs and any Dividend Equivalent RSUs (as defined below) that remain unvested and outstanding as of the dividend payment date, shall be credited for the benefit of the Participant, and such credited amount shall be converted into an additional number of Performance RSUs (“Dividend Equivalent RSUs”) determined by dividing the Dividend Equivalent Amount by the Fair Market Value of a Share on the dividend payment date, rounded up or down to the nearest whole number. At the end of the Performance Period, the number of Dividend Equivalent RSUs will be adjusted to reflect the number of Dividend Equivalent RSUs that would have been credited to the Participant as of the Date of Grant if such calculations had been based on the number of Earned Performance RSUs (such adjusted number, the “Earned Dividend Equivalent RSUs”). During the period beginning immediately following the last day of the Performance Period and ending on the date the Performance RSUs granted hereunder are paid pursuant to Section 3 below, Dividend Equivalent RSUs will accrue on any Earned Performance RSUs and any Earned Dividend Equivalent RSUs. Dividend Equivalent RSUs will be subject to the same conditions as the underlying Performance RSUs with respect to which Dividend Equivalent RSUs were paid, including, without limitation, the vesting conditions and the provisions governing time and form of settlement applicable to the underlying Performance RSUs. Unless expressly provided otherwise, as used elsewhere in this Agreement, “Performance RSUs” shall include any Dividend Equivalent RSUs that have been credited to the Participant’s account.

3.
Form and Timing of Payment of Vested Performance RSUs.  Subject to the terms and conditions of this Agreement and the Plan, any Performance RSUs that vest will be paid to the Participant solely in whole Shares (and not in cash, as the Plan permits), on, or within sixty (60) days after, (i) the last day of the Performance Period, including upon a vesting resulting from the Participant’s termination due the Participant’s Retirement pursuant to Section 4.3 below or from the Participant’s termination prior to the last day of the Performance Period resulting from the Participant’s termination due to death or Disability pursuant to Section 4.4 below or (ii) a vesting event contemplated in Section 4.2 below or vesting event resulting from the Participant’s termination following the last day of the Performance Period resulting from the Participant’s termination due to death or Disability pursuant to Section 4.4 below.

4.	Termination of Employment; Change of Control.

4.1
Termination of Employment.  Except as provided in Sections 4.2, 4.3 or 4.4 below, any unvested Performance RSUs subject to this Agreement shall immediately terminate and be automatically forfeited by the Participant to the Company upon the termination of the Participant’s Active Status with the Company or any Subsidiary or affiliate of the Company for any reason (as further described in Section 9(l) below), including without limitation, voluntary termination by the Participant, or termination by the Company or any Subsidiary or affiliate of the Company because of Misconduct.

4.2
Change of Control.  Upon a Change of Control, the vesting of the Performance RSUs shall accelerate, and the Performance RSUs shall become fully vested and payable to the extent and under the terms and conditions set forth in the Plan; provided that, for purposes of this Section 4.2, “Resignation (or Resign) for Good Reason” shall have the following meaning:

“Resignation (or Resign) for Good Reason” shall mean any voluntary termination by written resignation of the Active Status of a Participant after a Change of Control because of: (1) a material reduction in the Partner’s authority, responsibilities or scope of employment; (2) an assignment of duties to the Partner materially inconsistent with the Partner’s role at the Company (including its Subsidiaries and affiliates) prior to the Change of Control, (3) a material reduction in the Partner’s base salary or total incentive compensation; (4) a material reduction in the Partner’s benefits unless such reduction applies to all Partners of comparable rank; or (5) the relocation of the Partner’s primary work location more than 50 miles from the Partner’s primary work location prior to the Change of Control. Notwithstanding the foregoing, a Participant shall not be deemed to have Resigned for Good Reason unless the Participant, within one year after a Change of Control, (i) notifies the Company of the existence of the condition giving rise to a Resignation for Good Reason within 90 days of the initial existence of such condition, (ii) gives the Company at least 30 days following the date on which the Company receives such notice (and prior to termination) in which to remedy the condition, and (iii) if the Company does not remedy such condition within such 30-day period, actually terminates employment within 60 days after the expiration of such 30-day period (and before the Company remedies such condition). If the Company remedies such condition within such 30-day period (or at any time prior to the Participant’s actual termination), then any Resignation for Good Reason by the Participant on account of such condition will not be a Resignation for Good Reason.

4.3
Retirement. If the Participant’s Active Status terminates due to Retirement on a day following the date that is six (6) months after the Date of Grant, the Participant will continue to be eligible to vest in a number of Performance RSUs equal to the Earned Performance RSUs.

4.4
Death or Disability. If the Participant’s Active Status terminates due to Disability or death on or prior to the last day of the Performance Period, a number of Performance RSUs equal to the Target RSUs will vest in full as of the date of termination of Active Status due to Disability or death. If the Participant’s Active Status terminates due to Disability or death following the last day of the Performance Period, a number of Performance RSUs equal to the Earned Performance RSUs will vest in full as of the date of termination of Active Status due to Disability or death.

5.	Misconduct. As a condition to receiving and becoming eligible to vest in the Performance RSUs, the Participant hereby agrees not to engage in Misconduct.

6.
Clawback. If the Company determines, in its sole discretion, that the Participant has engaged in Misconduct, the Participant agrees and covenants that (a) any unvested portion of the Performance RSUs shall be immediately forfeited as of the date the Company determines that the Participant has engaged in Misconduct (the “Determination Date”); (b) if any part of the

Performance RSUs vested and were settled prior to the Determination Date, upon the Company’s demand, the Participant shall immediately deliver to the Company (i) the Shares that the Participant acquired upon settlement of such Performance RSUs, and (ii) to the extent any of such Shares were previously sold by the Participant, a cash amount equal to the Fair Market Value as of the Determination Date of the Shares contemplated to be returned to the Company under this clause; and (c) the foregoing remedies set forth in this Section 6 shall not be the Company’s exclusive remedies, which shall include, among other remedies, injunctive relief and damages that may be available to the Company. The Company reserves all other rights and remedies available to it at law or in equity.

7.	Code Section 409A. The provisions in this Section 7 shall apply if the Participant is subject to taxation in the United States.

7.1
To the extent the Performance RSUs constitute “nonqualified deferred compensation” that is subject to Code Section 409A (“NQ Deferred Compensation”), any Performance RSUs that are payable upon or with reference to the date that the Participant’s Active Service terminates (i) shall not be paid unless the Participant experiences a “separation from service” within the meaning of Code Section 409A and (ii) if the Participant is a “specified employee” within the meaning of Code Section 409A on the date of the Participant’s separation from service, then the Performance RSUs shall be paid on the first business day of the seventh month following the Participant’s separation from service, or, if earlier, on the date of the Participant’s death, to the extent such delayed payment is required in order to avoid a prohibited distribution under Code Section 409A.

7.2
This Award and payments made pursuant to this Agreement and the Plan are intended to qualify for an exemption from or comply with Code Section 409A. Notwithstanding any other provision in this Agreement and the Plan, the Company, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify this Agreement and/or the Plan so that the Performance RSUs granted to the Participant qualify for exemption from or comply with Code Section 409A; provided, however, that the Company makes no representations that the Performance RSUs shall be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to the Performance RSUs. Nothing in this Agreement or the Plan shall provide a basis for any person to take action against the Company or any Subsidiary or affiliate of the Company based on matters covered by Code Section 409A, including the tax treatment of any amount paid or Award made under this Agreement, and neither the Company nor any of its Subsidiaries or affiliates shall under any circumstances have any liability to any Participant or his or her estate or any other party for any taxes, penalties or interest imposed under Code Section 409A for any amounts paid or payable under this Agreement.

7.3
If the vesting of the Performance RSUs is accelerated in connection with a Change of Control, the Performance RSUs are considered NQ Deferred Compensation, and the Change of Control does not constitute a “change in control event,” within the meaning of the U.S. Treasury Regulations, then the cash equivalent of the Performance RSUs as of the date of the Change in Control shall be paid on the earliest of the applicable Vesting Date, the date of the Participant’s death or the date the Participant’s Active Status terminates due to Disability.

8.
Responsibility for Taxes.  Regardless of any action the Company or, if different, the Participant’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance RSUs, including, but not limited to the grant of the Performance RSUs, the vesting or settlement of the Performance RSUs, the issuance of Shares in settlement of the Performance RSUs, the subsequent sale of Shares acquired at vesting and the receipt of any dividends and/or any dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the Performance RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Furthermore, if the Participant is subject to tax in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, the Participant must pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant hereby authorizes the Company and/or the Employer, or their respective agents, in their sole discretion and without any notice to or additional authorization by the Participant, to satisfy their withholding obligations with regard to all Tax-Related Items by one or a combination of the following:

(a)	withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer; or

(b)
withholding from proceeds of the sale of Shares issued in settlement of the vested Performance RSUs, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization without further consent), to the extent and in the manner permitted by all applicable securities laws, including making any necessary securities registration or taking any other necessary actions; or

(c)
withholding in whole Shares to be issued in settlement of the vested Performance RSUs based on the Fair Market Value of the underlying Shares on the date the withholding obligation arises in an amount equal to the aggregate withholding obligation as determined by the Company and/or the Employer with respect to such Award, provided, however that if the Participant is a Section 16 officer of the Company under the Exchange Act, then the Company will withhold in Shares upon the relevant taxable or tax withholding event, as applicable, unless the use of such withholding method is problematic under applicable tax or securities law or has materially adverse accounting consequences, in which case, the obligation for Tax-Related Items may be satisfied by one or a combination of methods (a) and (b) above.

The Company may withhold or account for Tax-Related Items by considering applicable statutory withholding amounts in the Participant’s country or other applicable withholding rates, including maximum applicable rates in the Participant’s country, to the extent permitted under the Plan, in which case the Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares underlying the vested Performance RSUs, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items due as a result of the Participant’s participation in the Plan. In the event the Tax-Related Items withholding obligation would result in a fractional number of Shares to be withheld by the Company, such number of Shares to be withheld shall be rounded up to the next nearest number of whole Shares. If, due to rounding of Shares, the value of the number of Shares retained by the Company pursuant to this provision is more than the amount required to be withheld, then the Company may pay such excess amount to the relevant tax authority as additional withholding with respect to the Participant.
Finally, the Participant is required to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items. The Participant shall have no further rights with respect to any Shares that are retained by the Company pursuant to this provision, and under no circumstances will the Company be required to issue any fractional Shares.

9.	Nature of Grant. In accepting the grant of the Award, the Participant acknowledges, understands and agrees that:

(a)	the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time; to the extent permitted by the Plan;

(b)
the grant of the Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units or other awards, or benefits in lieu of restricted stock units, even if restricted stock units have been granted in the past;

(c)	all decisions with respect to future restricted stock units or other awards, if any, will be at the sole discretion of the Company;

(d)
the Award and the Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service relationship with the Company and shall not interfere with the ability of the Employer to terminate the Participant’s employment or service relationship, if any;

(e)	the Participant’s participation in the Plan is voluntary;

(f)	the Performance RSUs and the Shares subject to the Performance RSUs, and the income from and value of same, are not intended to replace any pension rights or compensation;

(g)
the Performance RSUs and the Shares subject to the Performance RSUs, and the income from and value of same, are not part of normal or expected compensation or salary for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, pension or retirement or welfare benefits or similar mandatory payments;

(h)
unless otherwise agreed with the Company. the Performance RSUs and the Shares subject to the Performance RSUs, and the income from and value of same, are not granted as consideration for, or in connection with, the service that the Participant may provide as a director of a Subsidiary or affiliate of the Company;

(i)	the future value of the Shares subject to the Performance RSUs is unknown, indeterminable, and cannot be predicted with certainty;

(j)	after termination of the Participant’s Active Status, the Participant is no longer eligible to receive any new restricted stock units under the Plan;

(k)
no claim or entitlement to compensation or damages shall arise from forfeiture of the Performance RSUs resulting from termination of the Participant’s Active Status (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or providing services or the terms of the Participant’s employment or service contract, if any);

(l)
for purposes of the Performance RSUs, and notwithstanding anything to the contrary provided in the Plan, the Participant’s Active Status will be considered terminated as of the date the Participant is no longer actively providing services to the Company or one of its Subsidiaries or affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or providing services or the terms of the Participant’s employment or service contract, if any), and unless otherwise provided in this Agreement or the Plan, the Participant’s right to vest in the Performance RSUs under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or providing services or the terms of the Participant’s employment or service contract, if any); the Committee shall have the exclusive discretion to determine when the Participant’s Active Status for purposes of the Award is terminated (including whether the Participant may still be considered to be providing services while on a leave of absence);

(m)
unless otherwise provided in the Plan or by the Company in its discretion, the Performance RSUs and the benefits evidenced by this Agreement do not create any entitlement to have the Performance RSUs or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Common Stock; and

(n)	the following provisions apply only if the Participant is providing services outside the United States:

(1)	the Performance RSUs and the Shares subject to the Performance RSUs, and the income from and value of same, are not part of normal or expected compensation or salary for any purpose; and

(2)
neither the Company, the Employer nor any other Subsidiary or affiliate of the Company shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Performance RSUs or of any amounts due to the Participant pursuant to the settlement of the Performance RSUs or the subsequent sale of any Shares acquired upon settlement.

10.
No Advice Regarding Grant.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant should consult with his or her own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.

11.	Data Privacy.

(a)
Data Collection and Usage. The Company and any Subsidiary or affiliate of the Company, including the Employer, may collect, process and use certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all performance restricted stock units or any other entitlement to Shares or equivalent benefits awarded, cancelled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is the Participant’s consent.

(b)
Stock Plan Administration Service Providers. The Company transfers Data to Fidelity Plan Services, LLC and its affiliated companies (collectively, “Fidelity”), an independent service provider based in the United States, which is assisting the Company with the implementation, administration and management of the Plan. The Company may select a different service provider or additional service providers and share Data with such other provider(s) serving in a similar manner. The Participant may be asked to agree on separate terms and data processing practices with the service provider, with such agreement being a condition to the ability to participate in the Plan.

(c)
International Data Transfers. The Company and its service providers are based in the United States. The Participant’s country or jurisdiction may have different data privacy laws and protections than the United States. For example, the European Commission has issued a limited adequacy finding with respect to the United States that applies only to the extent companies register for the EU-U.S. Privacy Shield program. The Company’s legal basis, where required, for the transfer of Data is the Participant’s consent.

(d)
Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, securities, exchange control and labor laws.

(e)
Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and the Participant is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, the Participant’s salary from or employment and career with the Employer will not be affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant Performance RSUs or other equity awards to the Participant or administer or maintain such awards.

(f)
Data Subject Rights. The Participant may have a number of rights under data privacy laws in his or her jurisdiction. Depending on where the Participant is based, such rights may include the right to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in the Participant’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, the Participant can contact his or her local human resources representative.

By accepting the Performance RSUs and indicating consent via the Company’s acceptance procedure, the Participant is declaring that he or she agrees with the data processing practices described herein and consents to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned above, including recipients located in countries which do not adduce an adequate level of protection from a European (or other non-U.S.) data protection law perspective, for the purposes described above.
Finally, the Participant understands that the Company may rely on a different legal basis for the processing or transfer of Data in the future and/or request that the Participant provide another data privacy consent. If applicable and upon request of the Company or the Employer, the Participant agrees to provide an executed acknowledgment or data privacy consent form (or any other agreements or consents) that the Company and/or the Employer may deem necessary to obtain from the Participant for the purpose of administering the Participant’s participation in the Plan in compliance with the data privacy laws in the Participant’s country, either now or in the future. The Participant understands and agrees that he or she will not be able to participate in the Plan if he or she fails to provide any such acknowledgement, agreement or consent requested by the Company and/or the Employer.

12.
Governing Law/Choice of Venue.  The Award and the provisions of this Agreement are governed by, and subject to, the laws of the State of Washington, as provided in the Plan, without regard for its conflict of laws provisions. For purposes of litigating any dispute that arises under this grant or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Washington, and agree that such litigation shall be conducted exclusively in the courts of King County, or the federal courts of the United States for the 9th Circuit, and no other courts, where this grant is made and/or to be performed.

13.
Compliance with Law. Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon settlement of the Performance RSUs prior to the completion of any registration or qualification of the Shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Participant understands that the Company is under no obligation to register or qualify the Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, the Participant agrees that the Company shall have unilateral authority to amend the Plan and this Agreement without the Participant’s consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares.

14.
Language.  The Participant acknowledges and represents that he or she is proficient in the English language, or has consulted with an advisor who is sufficiently proficient in English, as to allow the Participant to understand the terms of this Agreement and any other documents related to the Plan. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

15.
Electronic Delivery and Acceptance.  The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

16.
Severability.  The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

17.
Undertakings.  The Participant hereby agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either the Participant or the Performance RSUs pursuant to the provisions of this Agreement.

18.
No Rights as Shareholder. Except as otherwise provided in Section 2, the Participant will not have dividend, voting or any other rights as a shareholder of the Shares with respect to the Performance RSUs. Upon payment of the vested Performance RSUs in Shares, the Participant will obtain full dividend, voting and other rights as a shareholder of the Company.

19.
Restrictions on Transfer. Notwithstanding anything in the Plan to the contrary, the Performance RSUs granted pursuant to this Award may not be sold, pledged (as collateral for a loan or as security for the performance of an obligation or for any other purpose), assigned, hypothecated, transferred, disposed of in exchange for consideration, made subject to attachment or similar proceedings, or otherwise disposed of under any circumstances, except that this Award may be transferred (i) by will or by laws of descent and distribution applicable to a deceased Participant or (ii) pursuant to a domestic relations order.

20.
Appendix A.  Notwithstanding any provisions in this Agreement, the Award of Performance RSUs shall be subject to any special terms and conditions set forth in Appendix A for the Participant’s country. Moreover, if the Participant relocates to one of the countries included in Appendix A, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix A constitutes part of this Agreement.

21.
Imposition of Other Requirements.  The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Performance RSUs and on any Shares acquired under the Plan, to the extent that the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings (as provided in Section 17 above) that may be necessary to accomplish the foregoing.

22.
Waiver. If the Participant breaches or otherwise does not comply with any provision of this Agreement, but the Company does not act upon this breach or non-compliance and continues to comply with its obligations under this Agreement, this shall not mean that the Company waives any other provision of this Agreement or will otherwise permit any further breach of or non-compliance with any provision of this Agreement.

23.
Insider Trading/Market Abuse Laws. Depending on the Participant’s country or the country in which Shares are listed, the Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States and the Participant’s country, which may affect the Participant’s ability to accept, acquire, sell or attempt to sell, or otherwise dispose of Shares, rights to Shares (e.g., Performance RSUs) or rights linked to the value of Shares during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws or regulations in the applicable jurisdiction). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before possessing inside information. Furthermore, the Participant may be prohibited from (i) disclosing insider information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities, including third parties who are fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. The Participant acknowledges that it is the Participant’s responsibility to comply with any applicable restrictions, and the Participant should consult with the Participant’s own personal legal and financial advisors on this matter before taking any action related to the Plan.

24.
Foreign Asset/Account Reporting; Exchange Controls. The Participant’s country may have certain foreign asset and/or account reporting requirements and/or exchange controls which may affect the Participant’s ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside the Participant’s country. The Participant may be required to report such accounts, assets or transactions to the tax or other authorities in the Participant’s country. The Participant also may be required to repatriate sale proceeds or other funds received as a result of the Participant’s participation in the Plan to the Participant’s country through a designated bank or broker and/or within a certain time after receipt. The Participant acknowledges that it is his or her responsibility to comply with such regulations, and the Participant should consult his or her personal legal advisor for any details.

Finally, the Company hereby strongly recommends that the Participant seek the advice of a personal tax and/or legal advisor to obtain specific information concerning the tax and other legal consequences associated with the Performance RSUs.
* * *
By the Participant’s signature and the Company’s signature below, the Participant and the Company agree that this grant is governed by this Agreement and the Plan.
EXECUTED as of the Date of Grant.

STARBUCKS CORPORATION
By_________________________
Its_________________________

PARTICIPANT
Signature___________________

APPENDIX A TO
STARBUCKS CORPORATION
GLOBAL KEY EMPLOYEE RESTRICTED STOCK UNIT GRANT AGREEMENT
2005 LONG-TERM EQUITY INCENTIVE PLAN

Capitalized terms not explicitly defined in this Appendix A but defined in the Global Key Employee Restricted Stock Unit Grant Agreement, the Plan or any applicable country-specific sub-plan shall have the same definitions as in the Plan, any applicable country-specific sub-plan and/or the Global Key Employee Restricted Stock Unit Grant Agreement.

TERMS AND CONDITIONS

This Appendix A, which is part of the Global Key Employee Restricted Stock Unit Grant Agreement, includes additional terms and conditions that govern the Performance RSUs granted to the Participant under the Plan and that will apply to the Participant if he or she is in one of the countries listed below.

If the Participant is a citizen or resident of a country other than the one in which he or she is currently residing and/or working, is considered a resident of another country for local law purposes or transfers employment and/or residency between countries after the Date of Grant, the Company shall, in its sole discretion, determine to what extent the additional terms and conditions included herein will apply to the Participant under these circumstances.

NOTIFICATIONS

This Appendix A also includes information regarding exchange control and certain other issues of which the Participant should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of August 2018. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information in this Appendix A as the only source of information relating to the consequences of his or her participation in the Plan because such information may be outdated when the Performance RSUs vest and/or when the Participant sells any Shares acquired at vesting of the Performance RSUs.

In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation. As a result, the Company is not in a position to assure the Participant of any particular result. The Participant, therefore, should seek appropriate professional advice as to how the relevant laws in his or her country may apply to his or her situation.

Finally, if the Participant is a citizen or resident or a country other than that in which he or she is currently residing and/or working, is considered a resident of another country for local law purposes or transfers employment and/or residency between countries after the Date of Grant, the information contained herein may not be applicable in the same manner to the Participant.

EUROPEAN UNION

TERMS AND CONDITIONS

The following provision applies to Participants residing in the European Union:

No Continued Vesting Upon Termination Due to Retirement. Section 4.3 of the Global Key Employee Restricted Stock Unit Grant Agreement shall not apply and Sections 1, 3 and 4.1 of the Global Key Employee Restricted Stock Unit Grant Agreement shall be deemed amended, accordingly, such that no references to continued vesting after a termination due to Retirement shall apply to the Performance RSUs held by Participants residing in the European Union.

AUSTRALIA

TERMS AND CONDITIONS

Retirement. The Company reserves the right not to apply Section 4.3 of the Global Key Employee Restricted Stock Unit Grant Agreement, in which case, Sections 1, 3 and 4.1 of the Global Key Employee Restricted Stock Unit Grant Agreement shall be deemed amended, accordingly, such that no references to continued vesting after a termination due to Retirement shall apply to the Performance RSUs. Alternatively, provided the Participant is not subject to taxation in the United States, the Company reserves the right to accelerate the vesting of the Performance RSUs, as of the date the Participant’s Active Status terminates due to Retirement, with respect to a number of Performance RSUs determined by the Company at its discretion, in which case, the Award will be payable within sixty (60) days or as soon as practicable following the date the Participant’s Active Service terminates.

Australia Offer Document. The offer of Performance RSUs is intended to comply with the provisions of the Corporations Act 2001, Australian Securities & Investments Commission (“ASIC”) Regulatory Guide 49 and ASIC Class Order CO 14/1000. Additional details are set forth in the Offer Document for the offer of Performance RSUs to Australian resident employees, which will be provided to the Participant with this Agreement.

Compliance with Law.  Notwithstanding anything in the Global Key Employee Restricted Stock Unit Grant Agreement or the Plan to the contrary, the Participant will not be entitled to, and shall not claim, any benefit under the Plan if the provision of such benefit would give rise to a breach of Part 2D.2 of the Corporations Act 2001 (Cth), any other provision of that Act, or any other applicable statute, rule or regulation which limits or restricts the giving of such benefits.  Further, the Employer is under no obligation to seek or obtain the approval of its shareholders in general meeting for the purpose of overcoming any such limitation or restriction.

NOTIFICATIONS

Tax Information. The Plan is a plan to which subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to conditions in the Act).

Exchange Control Information.  Exchange control reporting is required for cash transactions exceeding AUD10,000 and for international fund transfers.  If an Australian bank is assisting with the transaction, the bank will file the report on behalf of the Participant.

CANADA

TERMS AND CONDITIONS

Termination of Active Status. Notwithstanding anything to the contrary provided in the Plan, and except as expressly required by applicable legislation, the Participant’s Active Status shall be considered terminated as of the date that is the earlier of (a) the date that the Participant receives notice of termination of employment; (b) the date the Participant terminates employment; or (c) the date the Participant is no longer actively employed by the Company or any Subsidiary or affiliate of the Company regardless of any notice period or period of pay in lieu of such notice required under local law (including, but not limited to statutory law, regulatory law and/or common law); the Committee shall have the exclusive discretion to determine when the Participant’s Active Status shall be considered terminated for purposes of the Performance RSUs (including when the Participant may still be considered to be providing services while on a leave of absence).

The following provisions apply if the Participant is a resident of Quebec:

Language Consent.  The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir expressement souhaité que cette Convention, ainsi que tous les documents, avis et procédures judiciaries, éxecutés, donnés ou intentés en vertu de, ou lié, directement ou indirectement à la présente convention, soient rédigés en langue anglaise.

Data Privacy Notice and Consent.  The following provision supplements the Data Privacy section of the Global Key Employee Restricted Stock Unit Grant Agreement:

The Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel (professional or not) involved with the administration and operation of the Plan. The Participant further authorizes the Company, any Subsidiary and affiliate and the Employer to disclose and discuss the Participant’s participation in the Plan with their advisors. The Participant further authorizes the Company, any Subsidiary and affiliate and the Employer to record such information and to keep it in the Participant’s employee file.

NOTIFICATIONS

Securities Law Information. The Participant is permitted to sell Shares acquired under the Plan through the designated broker appointed under the Plan, if any, provided that the resale of such Shares takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed (i.e., the NASDAQ Global Select Market).

Foreign Asset/Account Reporting Information. Foreign specified property, including shares of stock (i.e., Shares), options to purchase Shares and other rights to receive Shares (e.g., Performance RSUs) of a non-Canadian company held by a Canadian resident employee must generally be reported annually on a Form T1135 (Foreign Income Verification Statement), if the total cost of his or her foreign specified property exceeds C$100,000 at any time during the year. Thus, Performance RSUs likely must be reported (generally at a nil cost) if the C$100,000 cost threshold is exceeded because of other foreign specified property the Participant holds. When Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB ordinarily is equal to the fair market value of the Shares at the time of acquisition, but if the Participant owns other Shares (acquired separately), this ACB may have to be averaged with the ACB of the other Shares. The Participant should consult with a personal tax advisor to ensure compliance with the applicable reporting obligations.

CHINA

TERMS AND CONDITIONS

Acceptance of Award. The Participant must log on to the Fidelity website and certify his or her Fidelity account as a condition of this Award. If the Participant does not certify his or her Fidelity account in the manner instructed by Fidelity and/or the Company before the first vesting date occurs, the Award will be subject to cancellation at the Company’s sole discretion. If the Award is cancelled, the Participant will have no rights to the underlying Shares or any corresponding benefit.

The following terms and conditions apply only to Participants who are subject to exchange control restrictions in China, as determined by the Company in its sole discretion.

Termination of Employment; Change of Control.  The following provision supplements the Termination of Employment; Change of Control section of the Global Key Employee Restricted Stock Unit Grant Agreement:

Due to legal restrictions in China, the Participant agrees that the Company reserves the right to require the automatic sale of any Shares acquired at vesting of the Performance RSUs upon the termination of the Participant’s Active Status with the Company or any Subsidiary or affiliate of the Company for any reason, including without limitation, voluntary termination by the Participant, termination because of the Participant’s Retirement, Disability or death or termination by the Company or any Subsidiary or affiliate of the Company because of Misconduct. The Participant hereby authorizes the sale of all Shares issued to him or her as soon as administratively practicable after the applicable termination of Active Status and pursuant to this authorization. The Participant further agrees that the Company is authorized to instruct its designated broker to assist with the mandatory sale of such Shares and the Participant expressly authorizes the Company’s designated broker to complete the sale of such Shares. The Participant acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of the Shares at any particular price. Upon the sale of Shares, the Participant will receive the sale proceeds less any amounts necessary to satisfy Tax-Related Items and applicable transaction fees or commissions. Due to currency exchange conversion rate fluctuation between the applicable vesting date of the Performance RSUs and (if later) the date on which the Shares are sold, the amount of sale proceeds may be more or less than the fair market value of the Shares on the applicable vesting date (which is the relevant amount for purposes of calculating amounts necessary to satisfy applicable Tax-Related Items).

Furthermore, the Company reserves the right not to apply Section 4.3 of the Global Key Employee Restricted Stock Unit Grant Agreement, in which case, Sections 1, 3 and 4.1 of the Global Key Employee Restricted Stock Unit Grant Agreement shall be deemed amended, accordingly, such that no references to continued vesting after a termination due to Retirement shall apply to the Performance RSUs. Alternatively, provided the Participant is not subject to taxation in the United States, the Company reserves the right to accelerate the vesting of the Performance RSUs, as of the date the Participant’s Active Status terminates due to Retirement, with respect to a number of Performance RSUs determined by the Company at its discretion, in which case, the Award will be payable within sixty (60) days or as soon as practicable following the date the Participant’s Active Service terminates.

Exchange Control Restriction.  Due to exchange control laws and regulations in China, the Participant will be required immediately to repatriate to China the cash proceeds from the sale of Shares and any cash dividends paid on such Shares. The Participant further understands that, under local law, such repatriation of the cash proceeds may need to be effectuated through a special exchange control account established by the Company or a Subsidiary expressly for this purpose. By accepting the Performance RSUs, the Participant agrees that any cash proceeds from the sale of Shares or the receipt of any dividends may be transferred to such special account prior to being delivered to the Participant. The proceeds may be paid to the Participant in U.S. dollars or in local currency at the Company’s discretion. If the proceeds are paid in U.S. dollars, the Participant understands that he or she will be required to open a U.S. dollar bank account in China and provide the bank account details to the Company or the Employer. The Participant acknowledges that, if the cash proceeds are paid in local currency, the Company is under no obligation to secure any particular currency exchange conversion rate. Furthermore, compliance with local exchange control laws and regulations may delay the conversion of cash proceeds into local currency. The Participant agrees that, if the conversion of the cash proceeds into local currency is delayed, he or she shall bear the risk of any currency exchange conversion rate fluctuation between the date on which the Shares issued at vesting of the Performance RSUs are sold or the cash dividend is paid and the date of conversion of the cash proceeds into local currency. The Participant further agrees to comply with any other requirements that the Company may impose in the future in order to facilitate compliance with exchange control requirements in China.

NOTIFICATIONS

Foreign Asset/Account Reporting Information. The Participant may be required to report to the State Administration of Foreign Exchange all details of his or her foreign financial assets and liabilities, as well as details of any economic transactions conducted with non-China residents. Under these rules, the Participant may be subject to reporting obligations for the Performance RSUs, Shares acquired under the Plan and Plan-related transactions. The Participant should consult with a personal tax advisor in this regard.

COSTA RICA

There are no country-specific provisions.

HONG KONG

TERMS AND CONDITIONS

Sale of Shares. Shares issued at vesting of the Performance RSUs are accepted as a personal investment. In the event that Shares are acquired pursuant to the Performance RSUs within six (6) months of the Date of Grant, the Participant agrees that the Performance RSUs may not be offered to the public or otherwise disposed of prior to the six-month anniversary of the Date of Grant.

NOTIFICATIONS

SECURITIES WARNING: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. The Participant is advised to exercise caution in relation to the offer. If the Participant is in any doubt about any of the contents of this Agreement, the Plan or any Plan prospectus, the Participant should obtain independent professional advice. The Performance RSUs and any Shares issued at vesting do not constitute a public offering of securities under Hong Kong law and are available only to Partners and Consultants of the Company or a Subsidiary or affiliate of the Company. The Agreement, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong. The Performance RSUs and related documents are intended solely for the personal use of each Partner and/or Consultant and may not be distributed to any other person.

Nature of Scheme. The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.

ITALY

TERMS AND CONDITIONS

Plan Document Acknowledgment. In accepting the Performance RSUs, the Participant acknowledges a copy of the Plan was made available to the Participant, and that the Participant has reviewed the Plan and the Agreement, in their entirety and fully understands and accepts all provisions of the Plan and the Agreement.

The Participant further acknowledges that he or she has read and specifically and expressly approves the following provision in the Global Key Employee Restricted Stock Unit Grant Agreement: Section 1 (“Vesting Schedule”); Section 3 (“Form and Timing of Payment of Vested Performance RSUs”); Section 4 (“Termination of Employment; Change of Control”); Section 8 (“Responsibility for Taxes”); Section 9 (“Nature of Grant”); Section 11 (“Data Privacy”); Section 13 (“Compliance with Law”); and Section 21 (“Imposition of Other Requirements”).

NOTIFICATIONS

Foreign Asset/Account Reporting Information. If the Participant holds investments abroad or foreign financial assets (e.g., cash, Shares, Performance RSUs) that may generate income taxable in Italy, the Participant must report them on his or her annual tax return or on a special form if no tax return is due, irrespective of their value. The same reporting duties apply if the Participant is a beneficial owner of the investments, even if he or she does not directly hold investments abroad or foreign assets.

JAPAN

NOTIFICATIONS

Foreign Asset/Account Reporting Information. The details of any assets held outside of Japan as of December 31 (including the Shares acquired under the Plan) must be reported annually to the extent such assets have a total net fair market value exceeding ¥50 million. Such report is due by March 15 each year. The Participant should consult with his or her personal tax advisor as to whether the reporting obligation applies to the Participant and whether the Participant will be required to report details of his or her Performance RSUs, as well as the Shares, in the report.

NETHERLANDS

There are no country-specific provisions.

SINGAPORE

TERMS AND CONDITIONS

Settlement of Awards and Sale of Shares. This provision supplements the Form and Timing of Payment of Performance RSUs section of the Global Key Employee Restricted Stock Unit Grant Agreement:

The Participant hereby agrees that the Shares acquired pursuant to the Performance RSUs will not be offered for sale in Singapore prior to the six-month anniversary of the Grant Date, unless such sale or offer is made pursuant to the exemptions under Part XIII Division 1 Subdivision (4) (other than section 280) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”) or pursuant to, and in accordance with the conditions of, any other applicable provisions of the SFA.

NOTIFICATIONS

SECURITIES LAW INFORMATION:  The Performance RSUs are granted to the Participant by the Company pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the SFA and the offer is not made with a view to the Performance RSUs or the Shares subject to Performance RSUs being subsequently offered for sale to any other party. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.

Chief Executive Officer and Director Notification Requirement.  The Chief Executive Officer (“CEO”) and any director, associate director or shadow director of a Singaporean Subsidiary or affiliate of the Company are subject to certain notification requirements under the Singapore Companies Act. The CEO and any director must notify the Singaporean Subsidiary or affiliate of the Company in writing of an interest in the Company (e.g., Performance RSUs or Shares) or any related company within two (2) business days of (i) the interest’s acquisition or disposal, (ii) any change in a previously disclosed interest (e.g., when the Shares are sold), or (iii) becoming CEO or a director, associate director or shadow director.

SWITZERLAND

TERMS AND CONDITIONS

Retirement. The Company reserves the right not to apply Section 4.3 of the Global Leadership Restricted Stock Unit Grant Agreement, in which case Sections 1, 3 and 4.1 of the Leadership RSU Agreement shall be deemed amended, accordingly, such that no references to continued vesting after a termination due to Retirement shall apply to the Performance RSUs.

NOTIFICATIONS

Securities Law Information.  The Performance RSUs are not intended to be publicly offered in or from Switzerland. Because the offer of the Performance RSUs is considered a private offering, it is not subject to registration in Switzerland. Neither this document nor any other materials relating to the Performance RSUs constitutes a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, and neither this document nor any other materials relating to the Performance RSUs may be publicly distributed or otherwise made publicly available in Switzerland. Further, neither the Agreement nor any other offering or marketing material relating to the Performance RSUs have been or will be filed with, approved or supervised by any Swiss regulatory authority (in particular, the Swiss Financial Market Supervisory Authority (FINMA)).

THAILAND

NOTIFICATIONS

Exchange Control Information. Thai residents realizing cash proceeds in excess of US$50,000 in a single transaction from the sale of Shares or dividends paid on such Shares must immediately repatriate all cash proceeds to Thailand and convert such proceeds to Thai Baht within 360 days of repatriation or deposit the funds in an authorized foreign exchange account in Thailand. The inward remittance must also be reported to the Bank of Thailand on a foreign exchange transaction form. Failure to comply with these obligations may result in penalties assessed by the Bank of Thailand.

The Participant should consult with his or her personal advisor prior to taking any action with respect to the remittance of proceeds into Thailand. The Participant is responsible for ensuring compliance with all exchange control laws in Thailand.

UNITED KINGDOM

TERMS AND CONDITIONS

Responsibility for Taxes. The following provision supplements the Responsibility for Taxes section of the Global Key Employee Restricted Stock Unit Grant Agreement:

Without limitation to the Responsibility for Taxes section of the Global Key Employee Restricted Stock Unit Grant Agreement, the Participant agrees that he or she is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items as and when requested by the Company or the Employer or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Participant also agrees to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold on the Participant’s behalf or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Participant’s behalf.

Notwithstanding the foregoing, if the Participant is an executive officer or director of the Company (within the meaning of Section 13(k) of the Exchange Act), the Participant acknowledges that he or she may not be able to indemnify the Company or the Employer for the amount of any income tax not collected from or paid by the Participant, as it may be considered a loan. In this case, the amount of any income tax not collected within ninety (90) days of the end of the U.K. tax year in which the event giving rise to the Tax-Related Item(s) occurs may constitute a benefit to the Participant on which additional income tax and National Insurance Contributions (“NICs”) may be payable. The Participant understands that he or she will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company and/or the Employer (as appropriate) the amount of any NICs due on this additional benefit, which may also be recovered from the Participant at any time by any of the means referred to in the Responsibility for Taxes section of the Global Key Employee Restricted Stock Unit Grant Agreement.